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                                                             EXHIBIT 99 (c)(8)
                                   AGREEMENT

     WHEREAS, INTEGRATED SENSOR SOLUTIONS, INC. (hereinafter designated as "ISS") and TEXAS INSTRUMENTS INCORPORATED (hereinafter designated as "TI") wish to hold discussions about certain strategic matters during the period of February 17, 1999 through July 16, 1999, and that either party may desire to disclose certain information deemed proprietary by the disclosing party ("Disclosing Party") to the receiving party ("Receiving Party");

     WHEREAS, TI and ISS wish to receive this information, and therefore become a Receiving Party, for the purpose of evaluating a potential business relationship.

     NOW, THEREFORE, the parties agree as follows:

     For a period of three (3) years from the effective date of this Agreement, Receiving Party shall not disclose any information it receives from Disclosing Party that is marked PROPRIETARY (or comparable legend) to any other person, firm, or corporation, except to advisors retained for purposes of the potential transactions described above, or use the information for its own benefit, except for the purpose described above. Receiving Party shall use the same degree of care to avoid disclosure or use of the information as Receiving Party employs with respect to its own proprietary information of like importance.

     Information shall not be deemed proprietary, and Receiving Party shall have no obligation with respect to any such information that:

     (1)  is already known to Receiving Party; or

     (2) is or becomes publicly known through no wrongful act of Receiving Party; or

     (3) is rightfully received from a third party without restriction and without breach of this Agreement; or

     (4)  is independently developed by Receiving Party; or

     (5) is furnished to a third party by Disclosing Party without a similar restriction on the third party's rights; or




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     (6) is approved for release by written authorization of Disclosing Party;
         or

     (7) is disclosed pursuant to the requirement of a Governmental agency or disclosure is permitted by operation of law.

     Receiving Party shall not be liable for (1) inadvertent disclosure of the PROPRIETARY information provided that (a) it uses the same degree of care in safeguarding the PROPRIETARY information as it uses for its own proprietary information of like importance, and (b) upon discovery of the inadvertent disclosure or use of the PROPRIETARY information, it shall endeavor to prevent any further inadvertent disclosure or use, and (2) unauthorized disclosure or use of PROPRIETARY information by persons who are or who have been in its employ, unless it fails to safeguard the PROPRIETARY information with the same degree of care as it uses for its own proprietary information of like importance.

     TI appoints the person listed below as its Data Control Coordinator to receive, on its behalf, all ISS PROPRIETARY information pursuant to this Agreement. TI may change its Data Control Coordinator by giving ISS written notice of the name and address of its newly appointed Data Control Coordinator.

                   Jean-Louis Trochu
                   Corporate Development
                   Texas Instruments Incorporated
                   P.O. Box 650311 M/S 3995
                   Dallas, Texas 75265

     ISS appoints the person listed below as its Data Control Coordinator to receive, on its behalf, all TI PROPRIETARY information pursuant to this Agreement. ISS may change its Data Control Coordinator by giving TI written notice of the name and address of its newly appointed Data Control Coordinator.

                   David Satterfield
                   Vice President, Finance and Administration
                   Integrated Sensor Solutions Inc.
                   625 River Oaks Parkway
                   San Jose, CA 95134


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     In the event Disclosing Party orally discloses its PROPRIETARY information to Receiving Party, Disclosing Party shall notify the Receiving Party's Data Control Coordinator in writing of the oral disclosure within thirty (30) days following the disclosure, identifying the place and date of oral disclosure and the names of the Receiving Party employees to whom the disclosure was made, and describing the information disclosed.

     All written data delivered by Disclosing Party to Receiving Party pursuant to this Agreement shall be and remain the property of Disclosing Party, and the written data, and any copies thereof, shall upon written request, be returned to Disclosing Party or destroyed at the Disclosing Party's option as promptly as possible.

     Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise, expressly, impliedly, or otherwise, for any invention, discovery, or improvement made, conceived, or acquired prior to or after the date of this Agreement.

     The parties hereby represent each to the other that they have not retained any broker or paid or agreed to pay any brokerage fee or commission to any broker or agent on account of this Agreement or any transaction between the parties that may occur, and each agrees to indemnify the other against any claim for a brokerage fee or commission on account of this Agreement or any transaction between the parties that may occur, based upon arrangements or agreements made or claimed by third parties to have been made by or on behalf of the indemnifying party.

     Disclosing Party understand that Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that may be similar to Disclosing Party's information. Accordingly, nothing in this Agreement shall be construed as a representation or inference that Receiving Party will not develop products, for itself or for others, that compete with the products or systems contemplated by Disclosing Party's information.

     For a period ending January 15, 2000, or a date six months after either party notifies the other in writing that negotiations have concluded, which ever date comes sooner, neither party shall directly, or indirectly, solicit or encourage any employee of the other party to leave the employ of the other party for the benefit of the first party. This restriction shall not apply to general solicitations conducted through general circulation newspapers, the trade press or Internet.

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     Neither party shall (a) publicly announce or disclose the existence or the terms and conditions of this Agreement or the fact that discussions or negotiations are taking place concerning a possible transaction between the parties, or (b) advertise or release any publicity regarding this Agreement, without the prior written consent of the other party. This provision shall survive the expiration, termination or cancellation of this Agreement.


TEXAS INSTRUMENTS INCORPORATED               INTEGRATED SENSOR SOLUTIONS, INC.


/s/ CHARLES D. TOBIN                         /s/ MANHER D. NAIK
-----------------------------------          ---------------------------------

Charles D. Tobin                             Manher D. Naik
Vice President                               President, CEO &
Manager, Corporate Development               Chairman of the Board

Date  3/2/99                                 Date
     ------------------------------               ----------------------------


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